Exhibit 10.24

[LOGO OF SKULLCANDY]

August 15, 2008

Dan Levine

Via Email: dann.levine@gmail.com

Dear Dan:

The boys and girls at Skullcandy are stoked to present you this offer to join our team as Vice President of Creative. Below please find Skullcandy’s formal offer, including a description of this position and an outline of compensation and benefits.

Position

This position is considered part of the Senior Executive Team, on par with Scot Carlson, our VP of Finance. Initially, you’re responsibilities will stretch over two critical functions of the company, heading up all Marketing efforts, as well as overseeing product development. You will report directly to me, but will have significant interaction with all key players in the company that will support your role. In addition, you will have all Directors relative to marketing and product development each reporting to you. You will be responsible for the department P&L as well as compensation, career development and the accountability of these reports.

Outline of Responsibilities

•	Overall responsibility for all marketing and product development efforts at the company.

•	Oversee the development and merchandising of future product lines, with vision to future channel expansion.

•	Oversight of all Skullcandy marketing efforts, including Focus on execution of major events, and relationships with leading athletes, artists, action sports and fashion brands.

•	Whatever other crap we choose to throw at you. (BRING IT!!!)

Compensation

Your compensation will be comprised of a combination of base salary, bonus potential, and equity in the Company. Specifically:

Base Salary: USD $200,000

Bonus Structure: Bonuses will be tied to both revenue (50%) and performance metrics (50%). Revenue bonus will be paid according to a three-tier projection structure. Each year, the Board of Directors will establish these financial goals to trigger different bonus levels. For 2008, you would qualify for your pro-rata share of this target. This year the structure is:

At $55M revenue with 25% EBITDA margin, 50% of base

At $70M revenue with 25% EBITDA margin, 100% of base

At $85M revenue with 25% EBITDA margin, 150% of base

The second 50% of your bonus structure would be based on predetermined performance metrics to be agreed upon in advance. For 2008, these metrics would be primarily based on the timely delivery of the 2009 product line, as well as exceptional results at the fall and Q1 trade shows. In 2008, your bonus segments would be paid pro-rata based on your start date. More detail on these goals would be determined prior to your start.

Equity: Management will recommend to the board that they grant 7000 shares of Skullcandy stock at the strike price on your first day of employment.

Relocation Schedule: This position is based in our Park City, Utah headquarters. To allow significant flexibility relative to your families relocation, Skullcandy proposes you work 4 days per week in Park City, and a fifth day from home, irrespective of other corporate travel. At the end of the 2008-2009 school year, the job would transition to full-time (5 days per week) in Park City.

Moving Allowance: Skullcandy is allocating $50,000 to cover your relocation and travel expenses as you transition full time to Park City. Related relocation expenses will be paid in advance by you, and submitted for reimbursement to be paid out according to standard company policies and schedule. If you were to leave the company in less than 24 months, the company would have the right to repurchase $50,000 of your vested stock at your original strike price.

Benefits

401k:Participation in 401k-retirement plan, including 4% matching contributions by company.

Health reimbursement: You will be invited to participate in the company health insurance program as offered to all employees. Participation in the program would be at the earliest possible date permitted by the insurance provider.

Paid vacation: 3 weeks plus all Company holidays

Reimbursements

The company will reimburse all approved business expenses in an agreed upon, reasonable manner.

Termination

The Company is excited about your joining and looks forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed, by the Company or limit the manner in which you may be employed (such as confidentiality or non-compete agreements that may be in conflict with your duties at Skullcandy). It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, and that in performing your duties for the Company you will not in any way utilize any such information.

As a condition of your employment, you will also be required to sign and comply with an Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i.) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, and (iv) the arbitration shall provide for adequate discovery.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your interviews or relocation negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the CEO of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by August 29, 2008.

Dan, we are excited about the opportunity to work with you.

Sincerely,

Agreed to and accepted:

/s/ Rick Alden	Signature:	/s/ Dan Levine
Richard Alden
CEO, Skullcandy, Inc.	Printed Name:	Dan Levine

	Date:	8/25/08